UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 7, 2011

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M-63 North, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 7, 2011, the European Commission announced a settlement with a number of refrigeration compressor producers, including Embraco Europe s.r.l. and Whirlpool S.A., the Brazilian corporate entity holding our compressor business headquartered in Brazil (collectively “Embraco”), resolving the Commission’s previously disclosed antitrust investigation of the refrigeration compressor industry (the “Settlement”).

Pursuant to the Settlement, Embraco acknowledged that it violated European Union competition law with respect to the sale of certain compressors in Europe between April 2004 and October 2007.

Pursuant to the Settlement, Embraco agreed to pay a fine totaling 54.5 million Euros to the European Commission. The fine translates to approximately U.S. $72.9 million based on current exchange rates, $71.7 million of which was previously accrued and $1.2 million of which will be recorded as other expense in the fourth quarter of 2011. Embraco expects to pay the fine in 2012.

We continue to work toward resolving ongoing government investigations in certain other jurisdictions, to defend the related antitrust lawsuits and to take other actions to minimize our potential exposure. While it is currently not possible to reasonably estimate the aggregate amount of costs which we may incur in connection with these matters, such costs could have a material adverse effect on our financial position, liquidity, or results of operations. For additional discussion of these matters, see Part II, Item 1 (Legal Proceedings) to our Quarterly Report on Form 10-Q for the period ended September 30, 2011.

This Form 8-K contains forward-looking statements. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to our Annual Report on Form 10-K for the year-ended December 31, 2010, including the information set forth under the caption “Risk Factors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: December 7, 2011	By:	/s/ ROBERT J. LAFOREST
	Name:	Robert J. LaForest
	Title:	Corporate Secretary